EXHIBIT 16.1

June 25, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

RE: Proxim Wireless Corporation

Dear Sirs:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 20, 2008, to be filed by our former client, Proxim Wireless Corporation.  We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/  Fitzgerald, Snyder & Co., P.C.

Fitzgerald, Snyder & Co., P.C.